Exhibit 1.01

TriQuint Semiconductor, Inc. Conflict Mineral Report Calendar Year 2013
Introduction
TriQuint Semiconductor (collectively with its wholly owned subsidiaries, “TriQuint”, the “Company”, “we”, “us”, or “our”) products intentionally contain tin, tantalum, tungsten, and gold, as these metals are necessary to the functionality and production of our products. We have conducted a Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any of these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (“Covered Countries”), or are from recycled or scrap sources. As a result of the RCOI, we have become aware that several of the smelters in our supply chain (our suppliers’ supply chains) are sourcing from the Covered Countries. Also, our suppliers have not identified all of the smelters in their supply chains and we are uncertain as to some smelter’s source of conflict minerals. Therefore, we are required to exercise “due diligence” on the sourcing of conflict minerals used in our products, and report on that due diligence in this Conflict Mineral Report.
In this Conflict Mineral Report, we will address the following:

•	A description of due diligence measures taken.

•	The results of and conclusion of our due diligence measures.

•
A list of the processing facilities used in our supply chain (i.e., “smelters”) and efforts to determine the country of origin (“COO”) and the mine locations for those conflict minerals used in products that are not determined to be “DRC conflict-free.”

•	Steps to be taken to improve our due diligence measures for Calendar Year 2014.
We are providing this Conflict Minerals Report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 and Form SD (collectively “Rule 13p-1”)
Due Diligence Measures Taken
TriQuint’s Conflict Mineral Program was designed to conform to the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. Currently, this is the foremost internationally recognized due diligence framework. We were a participant in the OECD Pilot Implementation Phase project, which was designed to assist with the implementation of the OECD Guidance’s Supplement on Tin, Tantalum and Tungsten, share information and discern best practices, tools and methodologies for implementing due diligence. The OECD framework encompasses the following steps:
1. Establish strong company management systems.
2. Identify and assess risk in the supply chain.
3. Design and implement a strategy to respond to identified risks.

4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
5. Report on supply chain due diligence.
We describe below how we have followed the OECD’s 5-Step process:
1. Establish strong company management systems.
We first adopted our Conflict Mineral Policy in December 2009, and have updated it several times since then to ensure that the policy is current with recent conflict mineral developments. This policy is available on our public website http://www.triquint.com/about-us/corporate-responsibility/product-compliance. Our primary objective in establishing a Conflict Mineral Policy was to ensure product compliance requirements to the markets we serve. This objective led to the development of a management system that allows us to gather robust information regarding our supply chain. TriQuint’s product compliance system has team members from Product Compliance, Supplier Quality, and Supply Chain. When necessary, members from the Contracts Department and Finance & Accounting Department participated in team meetings. The team reports to the Chief Financial Officer and Audit Committee regularly.
We have been a member of the Electronic Industry Citizenship Coalition (“EICC”) since 2012 and participate in several Conflict Free Sourcing Initiative (“CFSI”) subteams. We are also a member of IPC (an electronics industry trade group and standards making body) and participate in the development of standards guiding the exchange of conflict mineral data within the supply chain.
We have updated our documentation, such as policies and purchasing terms and conditions, to reflect the conflict minerals disclosure required by Rule 13p-1.
Our public website contains resources for our suppliers to build their conflict mineral management capabilities. We provide our suppliers access to regulations, training resources, and tools to gather and analyze sourcing information from their supply chain. We also provide our supply chain a set of criteria by which suppliers will be evaluated by us with regards to their conflict mineral management systems.
We have established an “EthicsPoint” website for employees to submit and concern about ethical issues, or any grievances regarding our policies and practices.
2. Identify and assess risk in the supply chain
We use our management system to determine which suppliers provide us with components or materials that contain tin, tantalum, tungsten, and gold. We use the CFSI Conflict Mineral Reporting Template (“CMRT”) to survey these suppliers, and we evaluate their responses for completeness, logic, degree of smelter identification, and evidence of their due diligence practices. We provide feedback to our suppliers regarding the quality of their CMRT. We utilize several tools available to CFSI members to review our suppliers’ smelter lists and assess the level to which they have vetted their own supply chain relative to the originating smelter.
Through our CFSI membership, we are able to contribute to the organization’s ongoing work in identifying and auditing due diligence practices of smelters. We participate on teams within the CFSI that:

•	determine if facilities are smelters,

•	manage the development of the CMRT, and

•	develop best practices for supply chain due diligence.
We use the information gathered from our participation in the CFSI to provide feedback to our suppliers and promote participation in the Conflict Free Smelter Program (“CFSP”).
3. Design and implement a strategy to respond to identified risks.
We do not directly purchase from any smelters, nor do the majority of our suppliers. Since the electronics industry is not the most significant industry for any of the conflict minerals except for tantalum and we are not direct customers of smelters, we have very little influence over where smelters are sourcing from.
As part of our normal operating procedures, should we learn of smelters in our supply chain who are sourcing from the Covered Countries, and are not on the CFSP lists or active in the CFSP, we engage the direct supplier and perform further due diligence. Based on information provided by the direct supplier, including information it provides about its supply chain, our normal operating procedures are to:

1.
Continue trade with the direct supplier, while the direct supplier continues to work the risk mitigation process through its supply chain. Such steps would include communicating with and beginning engagement in the CFSP.

2.

3.
If the mitigation process failed and the smelter refused to engage with the CFSP, we would require the direct suppliers to identify and use alternate suppliers whose conflict mineral-processing smelters were amenable to participation in the CFSP.

For Calendar Year 2013, we are unaware of any smelters in our supply chain that are sourcing from the Covered Countries and not CFSP compliant. Our Product Compliance Team reports the findings of the supply chain assessment to the Chief Financial Officer of TriQuint, who is the executive sponsor of our conflict minerals initiatives.
4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
We do not have the resources or expertise to audit the smelters in our supply chain. We use the resources available from our participation in the CFSI to provide more information to our suppliers to help them get the smelters in their supply chain to participate in the CFSP. We encourage smelters in our supply chain both directly and through our direct suppliers to participate in the CFSP. We have worked with other CFSI members to translate communications to smelters into other languages, for easier communication throughout the supply chain. We intend to carry out any audit required by Rule 13p-1 of our due diligence program.
5. Report on supply chain due diligence.
We have filed this Conflict Mineral Report with the SEC, and it is available on our website at www.triquint.com/products/d/triquint-conflict-minerals-report-CY2013. You can find other information regarding TriQuint’s Conflict Mineral Program at http://www.triquint.com/about-us/corporate-responsibility/product-compliance.
Findings
Due to current limitations on our ability to gather sourcing information, we are unable to determine the origin of all of the conflict minerals contained in our products at this time (this can be considered as equivalent to stating our products are “DRC conflict undeterminable”). Although we have not identified any conflict minerals in our supply chain that have supported the ongoing conflict in the Covered Countries, we cannot affirm that our products are DRC conflict free at this time. This is due to several factors:

1.	Our suppliers have yet to identify all of the smelters in their supply chains.

2.	We believe approximately 5 to 10% of the facilities listed in the returned CMRTs are not actually smelters. We are actively working with the applicable suppliers identify the actual smelters.

3.	Many smelters in our supply chain have not engaged in the CFSP at this time, which creates innate challenges in the due diligence process.
This determination covers the following TriQuint products.

•	Gallium arsenide wafers and semiconductor chips

•	Gallium nitride wafers and semiconductor chips

•
Packaged semiconductor devices (“packaged” meaning the chip is enclosed within a module with other devices such as capacitors, resistors, CMOS, filters, bond wires, inductors, substrates, and other devices)

In August of 2013, TriQuint made an acquisition of a formerly privately-held company (CAP Wireless). Since this acquisition occurred after April 2013, the acquired product line is not subject to Conflict Mineral Reporting requirements for the 2013 calendar year as instructed in the Instructions to Item 1.01(c).
Processing Facilities (Smelters) not known to be “DRC Conflict-Free”
Since we have determined that we are unable to identify the sourcing information for all of the smelters in our supply chain, we are required to identify, if known, the facilities (i.e., smelters) that processed the conflict minerals in our products, and if known, the country of origin of those conflict minerals, and to describe the efforts to determine the mine or location of origin with the greatest possible specificity.
As a member of the CFSI, we rely on the sourcing information disclosed during the CFSP’s third party auditing process. We believe this to be the most reasonable and accurate method of determining the mines or locations of origin for conflict minerals.
The table below lists those smelters for which we do not know the sourcing information regarding the smelter’s conflict minerals purchases. In addition to the smelters listed in the table below, our suppliers submitted 27 other facilities that we believe are not smelters at this time. They are not listed in this CMR as not being “processing facilities” under Rule 13p-1.
For those gold smelters listed below whose status (2nd column) shows “(LBMA registered refinery)”, these are London Bullion Market Association registered refineries. The LBMA has added a materials traceability element to their certification process which will cover the requirements of the EICC Conflict Minerals Audit Program but these facilities have not yet gone through the audit.

Known Smelters - Unknown Conflict Mineral Sourcing

Metal	Standard Smelter Names (Status if progressing to CFSP compliance)	Smelter Facility Location: Country
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Almalyk Mining and Metallurgical Complex (AMMC) (LBMA registered refinery)	UZBEKISTAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S. (LBMA registered refinery)	TURKEY
Gold	Aurubis AG (LBMA registered refinery)	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines) (LBMA registered refinery)	PHILIPPINES
Gold	Boliden AB (Active in CFSP) (LBMA registered refinery)	SWEDEN
Gold	Caridad	MEXICO
Gold	Cendres & Métaux SA (Active in CFSP) (LBMA registered refinery)	SWITZERLAND
Gold	FSE Novosibirsk Refinery (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited (LBMA registered refinery)	CHINA
Gold	Japan Mint (LBMA registered refinery)	JAPAN
Gold	Jiangxi Copper Company Limited (LBMA registered refinery)	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	JSC Uralectromed (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	Kazzinc Ltd (LBMA registered refinery)	KAZAKHSTAN
Gold	Kyrgyzaltyn JSC (LBMA registered refinery)	KYRGYZSTAN
Gold	L' azurde Company For Jewelry (LBMA registered refinery)	SAUDI ARABIA
Gold	Met-Mex Peñoles, S.A. (LBMA registered refinery)	MEXICO
Gold	Moscow Special Alloys Processing Plant (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª. (LBMA registered refinery)	TURKEY
Gold	Navoi Mining and Metallurgical Combinat (LBMA registered refinery)	UZBEKISTAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet) (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	OJSC Kolyma Refinery (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	Prioksky Plant of Non-Ferrous Metals (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk (LBMA registered refinery)	INDONESIA
Gold	PX Précinox SA (LBMA registered refinery)	SWITZERLAND
Gold	Schone Edelmetaal (LBMA registered refinery)	NETHERLANDS
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd (LBMA registered refinery)	CHINA
Gold	So Accurate Refining	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals (LBMA registered refinery)	RUSSIAN FEDERATION
Gold	The Great Wall Gold and Silver Refinery of China (LBMA registered refinery)	CHINA
Gold	The Refinery of Shandong Gold Mining Co. Ltd (LBMA registered refinery)	CHINA
Gold	Umicore Brasil Ltda (LBMA registered refinery)	BRAZIL
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation (LBMA registered refinery)	CHINA

Gold	Zijin Mining Group Co. Ltd (LBMA registered refinery)	CHINA
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA
Tin	Cooper Santa (Active in CFSP)	BRAZIL
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting (Active in CFSP)	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA
Tin	Jiangxi Nanshan	CHINA
Tin	Linwu Xianggui Smelter Co	CHINA
Tin	Liuzhou China Tin (Active in CFSP)	CHINA
Tin	Metallo Chimique	BELGIUM
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA
Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Putra Karya (Active in CFSP)	INDONESIA
Tin	PT Bangka Tin Industry (Active in CFSP)	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Banka Tin (Active in CFSP)	INDONESIA
Tin	PT Stanindo Inti Perkasa (Active in CFSP)	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Yunnan Chengfeng (Active in CFSP)	CHINA
Tungsten	A.L.M.T. Corp. (TI-CMC Member Progressing Toward CFSP Validation)	JAPAN
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd. (TI-CMC Member Progressing Toward CFSP Validation)	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. (Active in CFSP)	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. (TI-CMC Member Progressing Toward CFSP Validation)	CHINA
Tungsten	Global Tungsten & Powders Corp. (TI-CMC Member Progressing Toward CFSP Validation)	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd. (Active in CFSP)	CHINA
Tungsten	HC Starck GmbH (TI-CMC Member Progressing Toward CFSP Validation)	GERMANY
Tungsten	Hunan Chenzhou Mining Group Co (TI-CMC Member Progressing Toward CFSP Validation)	CHINA
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd. (Active in CFSP)	CHINA
Tungsten	Japan New Metals Co Ltd	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon (TI-CMC Member Progressing Toward CFSP Validation)	UNITED STATES
Tungsten	Kennametal Huntsville (TI-CMC Member Progressing Toward CFSP Validation)	UNITED STATES

Tungsten	Tejing (Vietnam) Tungsten Co Ltd (TI-CMC Member Progressing Toward CFSP Validation)	VIETNAM
Tungsten	Wolfram Bergbau und Hütten AG (TI-CMC Member Progressing Toward CFSP Validation)	AUSTRIA
Tungsten	Wolfram Company CJSC (TI-CMC Member Progressing Toward CFSP Validation)	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten Co Ltd (TI-CMC Member Progressing Toward CFSP Validation) (Active in CFSP)	CHINA
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	CHINA

Calendar Year 2014 Due Diligence Planned Improvements
Our planned improvements within the OECD Framework for 2014 are:
1. Establish strong company management systems.
Continue to build supplier capabilities to respond to our requests for information and report on their supply chain. Maintain website for supplier information. Keep tools updated to allow use of updated versions of the CMRT.
2. Identify and assess risk in the supply chain
Ensure appropriate reviews of all new chemicals, materials and components, to determine which contain conflict minerals and gather the appropriate CMRTs from suppliers of these new materials.
Gather conflict mineral sourcing information on the CAP Wireless products for reporting in May 2015.
Continue to participate in the EICC and CFSI, helping the industry to identify new smelters and promote the smelters’ inclusion in the CFSP.
3. Design and implement a strategy to respond to identified risks.
Continue to monitor smelter/supplier sourcing. If any Covered Country sourcing is identified, and the smelter is not a CFSP-compliant smelter, initiate our risk management plan.
4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.
Continue to work with the EICC and CFSI to encourage/pressure smelters to join the CFSP, which requires audits, and to conduct audits required by Rule 13p-1.
5. Report on supply chain due diligence.
Update information on TriQuint external website to inform stakeholders of TriQuint progress in identifying conflict mineral sourcing. File appropriate SEC reports in May 2015.

Forward-Looking Statements
The discussion in this Conflict Minerals Report contains forward-looking statements, including statements regarding our due diligence planned improvements, and other statements preceded by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “goal,” “hope,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “reasonably,” “should,” “thinks,” “will” or the negative of these terms or other comparable terminology, and include, among others, our planned improvements. These statements are only predictions or our current intentions. We do not guarantee future activities, performance or achievements, which could be affected by, among other things, changes in Rule 13p-1, interpretations of Rule 13p-1, international due diligence frameworks, law, our internal allocation of resources or emphasis, customer demands or expectations, and the cooperation of suppliers. We do not intend to update any of the forward-looking statements after the date of this Conflict Minerals Report. These forward-looking statements are made in reliance upon the safe harbor provision of The Private Securities Litigation Reform Act of 1995.